Exhibit (h)(15)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between Massachusetts Mutual Life Insurance Company, a Massachusetts life insurance company (the “Manager”), and MML Series Investment Fund II, a Massachusetts business trust (the “Trust”), effective as of the 15th day of December, 2011.

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MML Managed Bond Fund (the “Fund”) is a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Fund and the Manager has agreed to act in such capacity upon the terms set forth in the Investment Management Agreement;

NOW THEREFORE, the Trust and the Manager hereby agree as follows:

1.	Expense Limitation

Under the terms of the Amended and Restated Investment Management Agreement, dated December 15, 2011, between the Manager and the Trust on behalf of the Fund (the “Amended Management Agreement”), each of the Trust and the Manager has agreed to bear its own expenses, except as otherwise agreed to by the parties. Notwithstanding the terms of the Amended Management Agreement, however, the Manager agrees to continue to pay expenses of the Fund on the same basis as if the Fund’s previous Investment Management Agreement, dated May 1, 2005, between the Manager and the Trust on behalf of the Fund (the “Previous Management Agreement”) were still in effect (other than distribution expenses and any allocable portion of the expenses attributable to the Chief Compliance Officer) for a period of at least three years. Under the terms of the Previous Management Agreement, the Manager agreed to assume all expenses of the Fund other than: (i) taxes and corporate fees payable to governmental agencies; (ii) brokerage commissions and other capital items payable in connection with the purchase or sale of the Fund’s investments; (iii) interest on account of any borrowings by the Fund; (iv) fees and expenses of the independent Trustees; and (v) fees payable to the Trust’s certified independent public accountants.

This agreement can only be amended or terminated after this period upon approval of a majority of the independent Trustees of the Fund.

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 15th day of December, 2011.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Eric Wietsma
Eric Wietsma, Senior Vice President

MML SERIES INVESTMENT FUND II on behalf of the MML Managed Bond Fund

By:	/s/ Nicholas Palmerino
Nicholas Palmerino, CFO and Treasurer